Exhibit 10.2

Employment Contract

 Executive: Kevin Wilson

This Employment Contract (the “Contract”) is entered into by and between VERSES Solutions, Inc., a Wyoming for-profit corporation with a principal place of business at 2121 Avenue of the Stars, 8th Floor, Los Angeles, CA 90067. (“Company”); and Kevin Wilson (“Executive”), an individual resident of the State of California, U.S.A., as of March 1st, 2025 {the “Effective Date”).

●	WHEREAS, the Company is an Information Technology company formed to, inter alia, progress on technical research and development, develop technical products and services expected to yield significant value to future customers with the intention to create and/or capture significant value for its investors;

●	WHEREAS, the Company is a wholly owned subsidiary of VERSES Technologies USA Inc (VTU) which in turn is a wholly owned subsidiary of VERSES Al Inc., a Canadian Company which a principal place of business at 205 - 810 Quayside Drive, New Westminster, BC, V3M 6B9 Canada (“VAI”).

●	WHEREAS, starting in 2018, VTU engaged with Executive via a series of Independent Contractor Agreements (“ICA’s”) for the Executive to provide Chief Financial Officer (“CFO”) services.

●	WHEREAS, in September 2021, the Board of Directors for VERSES Al, Inc. (“VAI”) legally appointed Executive to be its Chief Financial Officer (“CFO”) and Secretary.;

●	WHEREAS, in January 2022, VERSES Inc (VINC) employed Executive to be the full time CFO for VAI and all of its subsidiaries.

●	WHEREAS, in June 2022, VAI was listed on the CBOE.CA (formerly called the NEO), a mid-size stock exchange in Canada (with a ticker symbol of VERS) and in September 2022 was cross listed on the OTCX and later OTCQB (with a ticker symbol of VRSSF);

●	WHEREAS, Company recognizes that the Executive’s qualifications, skills, abilities and efforts have been integral to its development to date and recognizes that Executive will be indispensable to the Company’s future progress;

●	WHEREAS, VAI intends to uplist to the NASDAQ in order to better access capital markets to fund operations, and thus plans to legally appoint an outward-facing capital marketsoriented CFO and plans to legally appoint Executive to be its Chief Accounting Officer and continue to perform vital functions for VAI and its subsidiaries;

●	WHEREAS, the Parties have agreed to the provisions of this Agreement with the intention to appropriately align the incentives of Executive and the Company for their mutual benefit.

NOW, THEREFORE, in consideration of the promises, covenants, conditions and restrictions outlined below, and for other good and valuable consideration, the receipt and sufficiency of which being hereby specifically acknowledged, the Parties agree effective March 1, 2025 as follows:

1.	EMPLOYMENT. From and after the Effective Date, the Company hereby agrees to employ the Executive as the Chief Accounting Officer and Executive Vice President of Finance and Accounting, and the Executive hereby accepts such employment, on the terms and conditions detailed herein including the attachments and exhibits hereto. As a part of his duties for the Company, the Executive agrees that the Board of Directors for the parent company, VERSES Al Inc. (VAI) intends to appoint him as its Chief Accounting Officer (CAO) and Secretary, and, as such, the Executive and VAI will enter into a separate indemnity agreement to cover the risks associated with that appointment. The Executive agrees to faithfully and to the best of his skills, experience, and ability, perform the duties required of his position and abide by the terms of this Agreement.

2.	COMPENSATION. As consideration for employment services rendered while performing the Position, Executive shall be compensated in the following manner:

a. Base Salary. Executive’s Base Salary shall be $275,000 per year, paid throughout the year on the Company’s regular payroll cycle.

b. Performance Bonus Compensation. To ensure the Executive is incentivized to complete critical activities of specific benefit to the Company, the Executive shall be eligible to earn performance bonuses by achieving specific objectives and milestones. See more details of the Performance Bonus in Attachment A.

c. Variable Incentive compensation. To ensure the Executive is motivated to work with and help ensure the executive team achieve certain goals, the Executive shall be eligible to earn Variable Incentive compensation as set forth in Attachment B.

d. Equity Compensation. The executive shall be eligible to receive equity compensation in the form described in the Equity Incentive Plan as adopted by the Company. See more details of the Executive’s equity incentive opportunities in Attachment C.

e. Benefits. Company will provide benefits for Executive commensurate with benefits provided to all executives and employees of the Company.

f. Reimbursement of Expenses. Company shall reimburse the Executive for reasonable, documented, out-of-pocket approved expenses incurred in connection with the performance of Executive’s duties.

g. Severance Compensation. Executive shall be entitled to receive severance compensation, as follows:

i.	Upon the occurrence of a Triggering Event (as defined below), Executive shall be entitled to receive a Severance Package consisting of: (i) a monetary payment equal to thirty-six (36) months’ worth of Executive’s Base Salary within thirty (30) days of said Triggering Event; (ii) continuation for 36 months of Executive’s medical and dental insurance under COBRA or similar procedural mechanisms (in the event the Triggering Event results in termination of Executive’s employment with the Company); and (iii) immediate, accelerated vesting of all stock options, equity and related compensation that would otherwise be subject to vesting requirements.

ii.	Triggering Event: A “Triggering Event” shall consist of: (i) any Termination of Executive by the Company, Without Cause, as described in Section 4(b); (ii) any Termination of employment by the Executive, With Cause, as described in Section 4(c); (iii) the assignment to Executive of a job role or position duties materially inconsistent with those contemplated by this Agreement; (iv) the interposition of any direct reporting supervisor or manager over Executive other than the Company’s CFO, CEO and/or President; or (v) VAI’s failure, within 30 days of the Effective Date, to execute the Indemnity Agreement described in Section 7 below.

iii.	Upon the occurrence of a Change in Control (as defined below), Executive shall be entitled to receive a Severance Package consisting of: (i) a monetary payment equal to sixty (60) months’ worth of Executive’s Base Salary within thirty (30) days of such Change in Control; (ii) continuation for 60 months of Executive’s medical and dental insurance under COBRA or similar procedural mechanisms (in the event the Change in Control results in termination of Executive’s employment with the Company); and (iii) immediate, accelerated vesting of all stock options, equity and related compensation that would otherwise be subject to vesting requirements.

iv.	Change of Control Defined: (a) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or (B) the consummation of a reorganization, merger, sale, share exchange, consolidation or other disposition of all or substantially all of the stock and/or assets of the Company (a “Business Combination”) unless, after such Business Combination: (i) all or substantially all of the individuals and entities who were the actual or beneficial owners, respectively, of the outstanding stock and voting securities of the Company immediately prior to such Business Combination still own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of stock or the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of Directors of the Company (or companies) resulting from such Business Combination in substantially the same proportions as tehri ownership was immediately prior to such Business Combination; and (ii) at least a majority of the members of the Board of Directors of the Company as constituted immediately prior to such Business Combination, with each Board member having identical or substantially similar voting power as he/she had prior to said Combination. Further, for purposes of Subsection (B), any business Combination implemented by the Company’s parent organization (Verses) or jointly by its CEO and President (Gabriel Rene and Dan Mapes) acting together shall not constitute a “Change of Control” or Triggering Event as defined herein.

v.	Should Executive’s employment with the Company terminate for any reason described in Sections 4(a) (By Company, With Cause) or 4(d) (By Executive, Without Cause), Executive shall be entitled to receive a severance package consisting of: (i) a monetary payment equal to twelve (12) months’ worth of Executive’s Base Salary within thirty (30) days of Executive’s last day of employment; (ii) continuation for 12 months of Executive’s medical and dental insurance under COBRA or similar procedural mechanisms; and (iii) immediate, accelerated vesting of all stock options, equity and related compensation that would otherwise be subject to vesting requirements.

vi.	Executive’s receipt of any Severance Package may be conditioned upon Executive’s execution of the written waiver and settlement of claims document attached hereto as Attachment E.

h. Cumulative Structure. Nothing in this Agreement is intended to preclude, substitute for, waive, alter, amend, or be provided in lieu of any other compensation to which Executive is entitled.

i. Further Revision. The Parties may revise the Compensation and other facets of this Agreement via a written amendment or addendum signed by both Executive and Company prior to the expiration of the Initial Term or any applicable Renewal Term (as defined below).

3.	DURATION; RENEWAL. This Employment Contract shall begin on the Effective Date and end on March 31 of the following year (the “Initial Term”), subject to any earlier termination as provided in Section 4 below. Unless otherwise earlier terminated according to the terms of Section 4 below, Executive’s employment shall be renewed under the same terms for an additional twelve (12) months. Each subsequent employment period shall be referred to as a “Renewal Term.”

4.	TERM NATION. Subject to the provisions of Section 2(g), Executive’s employment with Company may be terminated by either Party, voluntarily or involuntarily, as the case may be, under the following circumstances:

a. By Company, For Cause: Company may terminate Executive’s employment prior the end of the Initial Term (or any Renewal Term) in the event of the Executive’s: (a) felony conviction; (b) Executive’s willful, continued and unexcused failure to perform his duties in the Position for a period of at least thirty (30) days after having been notified in writing by Company of said failure and been given a reasonable opportunity to cure; (c) gross or willful misconduct that results, or is substantially likely to result, in serious damage to the Company or its reputation, but only if the Executive fails to cure the damage or misconduct after the Company has provided written notice of such misconduct and provided a period of at least thirty (30) days to cure after the notice; or (d) any violation of the Confidentiality, Non-Disparagement and/or Non-Solicitation provisions found herein, but only where such violations have been adjudicated and independently verified by a neutral third party selected and consented to by both Parties. Such adjudication and verification shall be made only following a meaningful opportunity for the Executive to present evidence to, and be heard by, such neutral third party. Involuntary termination by Company may only be effectuated via a formal resolution adopted by the Company Board and served upon Executive (or, if applicable, his estate or duly authorized representative) in accordance with the Notice provisions herein.

b. By Company, Without Cause. Company may terminate Executive’s employment for any reason other than those set forth in Section 4(a) upon 30 days’ written notice to Executive.

c. By Executive, With Cause. Executive may terminate his employment with the Company at any time by serving written notice upon the Company or, if applicable, its successor(s) or assignee(s) of any material breach of this Agreement that remains uncured for at least 30 days after having been notified in writing by Executive of said breach. As the sole exception to the foregoing, In the event that VAI fails to provide a binding indemnification as contemplated by this agreement, within 30 days of the execution of this agreement, such failure shall be grounds for Executive to terminate with cause without any further notice Any termination by Executive shall be effectuated by serving written notice upon Company using the Notice provisions herein.

d. By Executive, Without Cause. Executive may terminate his employment with the Company at any time by serving written notice on the Company advising of such termination.

Termination (whether voluntary or involuntary) shall have no effect on any compensation or benefit that Executive earned prior to said termination, including without limitation wages, health insurance coverage, stock options (if vested) and retirement benefits, which shall be paid to Executive in accordance with any timetables imposed by applicable law. In addition, if Company involuntarily terminates Executive’s employment on any grounds other than those specifically enumerated in Section 4(a), Executive shall also be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, contracts, grants, plans, or programs of the Company. Company shall pay Executive all such compensation and/or benefits to Executive within the timeframes mandated by law.

5.	CONFIDENTIALITY; NON-DISPARAGEMENT; IP ASSIGNMENT. Executive acknowledges having read and agreeing to fully abide by the terms of Attachment D, “Employee Confidential Information and Inventions Agreement,” distributed to Executive, the contents of which are incorporated herein by reference.

6.	REPRESENTATIONS AND WARRANTIES. The Parties hereto make the following representations and warranties to one another:

a. By Company:

i.	is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Wyoming, U.S.A.

ii.	It has full power and authority to carry on its business as it is now being conducted, and for performing the activities contemplated by this Agreement, with no additional permissions, resolutions, orders, or contingencies required.

iii.	The individual signing on its behalf below has sufficient authority to legally bind the Company to contract.

iv.	No proceeding is either currently pending, or reasonably likely to be asserted in the near future, by any third party concerning, or that would have a material adverse effect upon, Company’s ability to enter into and perform its obligations under this Agreement.

v.	The Company shall comply with all pertinent policies and procedures, and all applicable laws, rules, regulations and court decisions concerning this Agreement.

b. By Executive:

i.	No proceeding is either currently pending, or reasonably likely to be asserted in the near future, by any third party concerning, or that would have a material adverse effect upon, Executive’s ability to enter into and perform his obligations under this Agreement.

7.	INDEMNIFICATION. Company and Executive contemplate execution of an agreement with VAI, whereby VAI shall provide indemnification to Executive as set forth below (“Indemnity Agreement”). The terms set forth below shall constitute the minimum indemnification to be provided by VAI, but VAI and Executive may separately agree, in writing, to provide additional indemnity protection for Executive. VAI shall execute such Indemnity Agreement within 30 days of the Effective Date.

a. Indemnification to be provided. VAI shall indemnify and hold harmless Executive for any claim brought against Executive by a third party involving a claim that Executive violated the rights of said third party, or any law, statute, rule, regulation or court decision, by virtue of Executive’s performance of his duties under the Position, under any employment position Executive has ever previously held or when following instructions given by the senior management or Board of Directors of VAI or any of its subsidiaries during the term of Executive’s employment with the Company or any of those entities. VAI shall indemnify and hold harmless Executive from any liabilities, losses, damages, judgments, awards, fines, penalties, costs and expenses (including reasonable attorneys’ fees and costs of suit) incurred by Executive as a result of such claim.

b. Terms of Indemnification. If Executive seeks indemnification under this Section, VAI’s indemnification obligations are conditioned upon Executive: (a) providing timely written notice to VAI within thirty (30) days after Executive has knowledge of a valid claim, except that failure to timely provide such notice will relieve VAI of its obligations to the extent: that 1) VAI was not independently aware of the claim with the foregoing timeframe; and 2) VAI is materially prejudiced as a direct result of Executive’s delay in providing notice of the claim. Executive shall cooperate and, at VAI’s request and expense, assist in defense of the claim for which Company is providing indemnification. Executive shall have the right to direct his own defense of the claim, as well as any related settlement negotiations. Executive shall have the right to approve or reject any settlement agreement that involves admission(s) of fault by, or imposes substantial monetary or injunctive relief upon Executive.

c. Insurance. VAI shall maintain a policy of Directors and Officers Insurance for benefit of the Executive, with amounts reserved for coverage exclusively for claims made against Executive. Such amount to be negotiated with the insurance broker in coordination with the Board of Directors and other covered officers.

d. Notwithstanding the foregoing, Executive shall be afforded the maximum indemnity rights afforded to any Executive or Board Member by VAI. If VAI provides indemnity rights to any Executive or Board member that exceeds the rights set forth in this Agreement, such superior rights shall automatically be conferred upon Executive without any further action on the part of any party.

8.	AUDIT RIGHTS. Once per calendar year, Executive, or Executive’s estate or duly appointed representative, may, at Executive’s own expense, during regular business hours and upon reasonable advance notice to the Company, during any period for which the Executive (or his estate) is entitled to any payments or other forms of compensation hereunder and for one (1) year thereafter, audit the Company’s books and records to examine and copy all documents and materials relating to Executive’s compensation under this Agreement. Notwithstanding the foregoing, if any audit finds that Company underpaid or under-compensated Executive by at least five percent (5%) or more, and such findings are independently corroborated by a licensed accountant, Company shall reimburse the Executive for all costs and expenses incurred by Executive during said audit, plus interest calculated at the then-current legal rate.

9.	SECTION 409A COMPLIANCE. The Parties intend for this Agreement and any payments, compensation, remuneration and benefits provided hereunder, to fully comply with section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Section 409A”) and, accordingly, to the maximum extent permitted, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under that Section. Notwithstanding the foregoing, the Executive has been afforded an opportunity to seek independent legal and/or tax advice from an independent attorney or advisors of his choosing concerning this Agreement. Executive acknowledges and agrees that Company does not and cannot guarantee the tax treatment of any payments or benefits provided hereunder, whether pursuant to the Internal Revenue Code, or any other federal, state, local or foreign tax laws or regulations.

10.	MISCELLANEOUS.

a. Entire Agreement. This Agreement, coupled with all annexes, attachments, amendments and addendums hereto, collectively constitute the entire agreement by the Parties, and is intended to supersede and replace any prior agreements, arrangements, accords and understandings between them concerning the subject matter referenced herein.

b. Amendments; Waiver. This Agreement shall only be amended or modified via written instrument signed by both Parties hereto. Further, the failure of any Party to exercise or enforce any right or provision of this Agreement shall not constitute a waiver of such right or provision unless clearly and explicitly stated in a signed writing.

c. Severability. The Parties hereby agree that in the event any article or part thereof of this Agreement is held to be unenforceable or invalid, then said article or part shall be struck, and all remaining provisions shall remain in full force and effect.

d. Choice of Law. This Agreement shall be governed, interpreted, and construed in accordance with the laws of the State of California, with the exception of its Choice of Law principles.

e. Further Assurances. Each of the Parties will, from time to time, at the request of the other Party and without further consideration, execute and deliver other documents and take other actions as the other Party may reasonably request to perform as contemplated herein.

f. Interpretation. No provision of this Agreement shall be construed against any Party merely because that Party (or its counsel) drafted or revised the provision in question. Rather, this Agreement shall be deemed to be “jointly” prepared by the Parties and therefore any ambiguity, omission or uncertainty shall be interpreted accordingly.

g. Survival. Any provision of this Agreement which expressly states that it is to continue in effect following the termination or expiration thereof, or which by its very nature would reasonably be deemed to survive said termination or expiration, shall so survive.

h. Third-Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the Parties and is not intended to convey any rights or benefits upon a third party.

i. Assignments. No Party may assign this Agreement in whole or in part without the other Party’s prior written consent, which shall in no event be unreasonably withheld or

j. Notwithstanding the foregoing restriction, any material change in the ownership or control of a Party resulting from a merger, consolidation, major financing event, or transfer or sale of all or substantially all of a Party’s equity or assets, shall not be considered an assignment for purposes of this Agreement.

k. Headings. Headings are offered for illustration purposes only and are not intended to serve as material components of this Agreement.

IN WITNESS WHEREOF, each of Company and Executive have caused this Agreement to be executed by its duly authorized officers as of the date first above written and intend that it be an enforceable agreement binding upon each of them.

/s/ Gabriel Rene	/s/ Kevin Wilson
For Company	Kevin Wilson
3/10/2025	3/10/2025
Date	Date

ATTACHMENT A

Performance Bonus Compensation

Annual Performance Bonus. Executive is eligible to earn additional compensation based on achieving specific measurable objectives and outcomes tailored to the Executive.

At least once per year, the Executive’s manager and the Executive shall collaboratively determine the performance goals and compensation amounts for the Executive’s Performance Bonus for the upcoming fiscal year in substantially the same format as described in the table below.

The achievement of the Goals shall be confirmed by the Executive and the Executive’s manager.

The Chief Executive Officer and/or the Board of Directors shall have the discretion to increase or reduce the performance bonus amounts as set forth in the BOD/CEO adjustment factors as set forth in the table below.

The Executive’s achievement of the performance goals set forth in the Performance Bonus Plan shall be measured no later than by the end of the fiscal year in which the bonus is to be earned. If earned, the Performance Bonus shall be paid to Executive no later than the close of the quarter following the quarter in which the bonus is earned.

FYE 3/31/2026 Performance Bonus Compensation Goals for Kevin Wilson

Performance Bonus Goals	Eligible Bonus	BOD Adjustment Factor (overage x% / underage x%)
NASDAQ readiness project complete and uplist requirements met. Prepare and file FYE 3/31/2025 FS’s Form 10k on time.	$50,000	200%/25%
Set up Genius billing and collections systems and revenue recognition policies	$25,000	150%/50%
Set up Spatial Domain billing and collections systems and revenue recognition policies	$25,000	400%/20%
$10 million in revenue for Spatial Domains	$50,000	400%/20%
$100 million in revenue for Spatial Domains	$250,000	200%/25%

ATTACHMENT B

Variable Incentive Compensation

Annual Variable Incentive Compensation. Executive shall be eligible, on an annual basis, to receive Variable Incentive Compensation based upon achievement of Company goals. For purposes of the Variable Incentive Compensation goals, “Company” shall mean and include VAI as well as its subsidiaries and affiliated entities. The goals shall be set by the Executive, the entire Executive team, the CEO and/or the Board of Directors. The goals are stretch goals for the Company which require extraordinary team performance and as such are separate from the Performance Goals.

For example, the Variable Incentive Compensation goals might include funds raised through capital fundraising and/or revenue generated by contracted sales of the Company’s products/services sold to customers.

Prior to the close of the fourth quarter of each fiscal year, Executive’s direct supervisor or manager, in collaboration with Executive, shall determine the fundraising and revenue goals, and compensation amounts, for the Executive’s Variable Incentive Compensation for the upcoming fiscal year.

The Chief Executive Officer and/or the Board of Directors shall have the discretion to increase or reduce the Variable Incentive Compensation amounts as set forth in the BOD/CEO adjustment factors as set forth in the table below.

At least once per year, the executive team, the CEO and/or the Board of Directors shall collaboratively determine the Company goals to set for the Variable Incentive Compensation as well as the available bonus pool and the% available to each Executive as shown in the table below.

The Chief Executive Officer and/or the Board of Directors shall have the discretion to increase or reduce the variable incentive compensation as indicated in the table below.

FYE 3/31/2026 Variable Incentive Compensation for Kevin Wilson

Variable Incentive Goals	Goal Amount	Available Pool for Executive Team	% of pool Available to Executive	BOD Adjustment Factor (overage x% / underage x%)
Fund Raising	$100 million	$1 million (1%)	10%	150%/50%
Genius Revenue	$10 million	$500,000 (5%)	10%	200%/25%

ATTACHMENT C

Equity Incentive Compensation

Executive is eligible to receive equity incentive compensation as set forth in the Omnibus Equity Plan adopted by VAI in June 2022.

The Executive shall be eligible to receive grants of equity as follows:

●	Periodicity: Quarterly is preferred but at least annually
●	Executive’s annual allocation% of the option pool: 1%
●	Estimated annual grant for 2025: 500,000 shares

ATTACHMENT D

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS AGREEMENT